UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2022

READY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

(212) 257-4600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	RC	New York Stock Exchange
6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share	RC PRC	New York Stock Exchange
6.50% Series E Cumulative Convertible Preferred Stock, $0.0001 par value per share	RC PRE	New York Stock Exchange
7.00% Convertible Senior Notes due 2023	RCA	New York Stock Exchange
6.20% Senior Notes due 2026	RCB	New York Stock Exchange
5.75% Senior Notes due 2026	RCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                 ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2022, the Board of Directors (the “Board”) of Ready Capital Corporation (the “Company”) appointed Mr. Meredith Marshall to serve as a member of the Board, effective December 1, 2022. Mr. Marshall fills the vacancy created by the previously reported resignation of Mr. Julius W. Erving.

Mr. Marshall, age 57, is the co-founder and Managing Partner of BRP Companies (“BRP”), a vertically integrated owner, operator, developer and manager of transit-oriented, mixed-use, multifamily properties in the New York Tri-State area. Mr. Marshall is responsible for executing BRP’s investment strategy, including deal origination, acquisition, finance and development. Prior to co-founding BRP, Mr. Marshall was a managing director at Musa Capital Advisors (“Musa Capital”), an emerging markets private equity and financial advisory firm based in New York City that managed a separate account for Kingdom Holding Africa, HRH’s Prince Alwaleed Bin Talal’s investment vehicle for Sub-Saharan Africa. At Musa Capital, Mr. Marshall was instrumental in executing cross-border transactions, including the $37 million development of a mixed-use office complex and mall in Harare, Zimbabwe. Mr. Marshall also led successful investments in the telecommunications and financial services sectors. Prior to Musa Capital, Mr. Marshall was a senior associate at Wasserstein Perella & Co. (“Wasserstein”), an investment banking firm based in New York City. While at Wasserstein, Mr. Marshall was an integral member of the firm’s telecommunications and media, mergers and acquisitions practice, where he assisted in transactions exceeding $15 billion. Mr. Marshall is a founding member of the Council of Urban Professionals and a member of the Executive Board of the New York State Affordable Housing Association. Mr. Marshall also proudly serves on the Real Estate Board of New York Board of Governors, Enterprise NYC Advisory Board and Citizens Housing and Planning Council Board. Mr. Marshall holds a Bachelor of Science degree in Electrical Engineering from Boston University and a Master of Business Administration in Finance and International Business from Columbia Business School.

The Board has determined that Mr. Marshall is “independent” as defined under the listing standards of the New York Stock Exchange and the Company’s corporate governance guidelines. The Company expects that the Board will appoint Mr. Marshall to a Board committee at a future meeting.

There are no family relationships between Mr. Marshall and any director or executive officer of the Company, there are no arrangements or understandings between Mr. Marshall and any other persons or entities pursuant to which Mr. Marshall was appointed as a director of the Company, and there are no transactions involving Mr. Marshall, on the one hand, and the Company, on the other hand, that would require disclosure under Item 404(a) of Regulation S-K.

Effective upon appointment, Mr. Marshall became eligible to receive the standard compensation provided by the Company to its other non-employee directors, including a pro-rated annual cash and equity retainer based on the date he joins the Board, as most recently disclosed in the Company’s definitive proxy statement for its 2022 annual meeting of shareholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022 (the “2022 Proxy Statement”). In addition, in connection with his appointment, Mr. Marshall will enter into the Company’s standard indemnification agreement, as described in the Company’s 2022 Proxy Statement, and filed as Exhibit 10.7 of the Company’s annual report on Form 10-K filed with the SEC on February 28, 2022.

Signatures

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

READY CAPITAL CORPORATION

Date: December 1, 2022	By:	/s/ Andrew Ahlborn
	Name:	Andrew Ahlborn
	Title:	Chief Financial Officer